Exhibit 99.1

Florida Bank Group, Inc. Announces Call to Review Quarterly Financial Results

Press Release – 11/17/11

TAMPA, Fla. – Florida Bank Group, Inc. (“FBG” or the “Company”), a Tampa-based bank holding company, today announced that it will release a recorded call which will review its quarterly results for the quarter ended September 30, 2011. The recorded call and an investor presentation will be available in the “About Us” section of the company’s website at www.flbank.com starting at 8:00 a.m., Eastern Time on Friday, November 18, 2011 thru November 25, 2011.

About Florida Bank Group, Inc.

FBG is a bank holding company headquartered in Tampa, Florida. FBG owns 100% of the outstanding common stock of Florida Bank (the “Bank”). The Bank currently operates 14 banking offices located in Hillsborough, Pinellas, Duval, St. Johns, Manatee and Leon counties, in Florida. As of September 30, 2011, FBG had $744.3 million in total assets, including $490.2 million in net loans, and $624.2 million in deposits.

Safe Harbor for Forward-Looking Statements and Non-GAAP Measures

Except for historical information provided, the statements made during the recorded call and in the investor presentation are forward-looking and made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” “could,” “should,” “plan,” “target,” and similar terms and expressions . These forward-looking statements are made based on expectations and beliefs concerning future events affecting the Company and are subject to various risks, uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. Listeners are cautioned not to put undue reliance on such forward-looking statements. Forward-looking statements made by the Company in this release, or elsewhere, speak only as of the date on which the statements were made. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect the Company or its anticipated results. The Company has no duty to, and does not intend to, update or revise the forward-looking statements made during this presentation, except as may be required by law. In light of these risks and uncertainties, listeners should keep in mind that any forward-looking statement made in this presentation may not occur. All information presented in this presentation is as of the date of this presentation unless otherwise noted. See also the “Risk Factors” in the Company’s 2010 Annual Report on Form 10-K and subsequent filings with the SEC which are currently available in the SEC Filings section of the Company’s website at www.FLBank.com.

The investor call and presentation contains the use of certain non-GAAP (U.S. Generally Accepted Accounting Principles) measures such as “core revenues,” “core noninterest expenses,” and “core earnings (losses).” These non-GAAP measures are provided as supplemental to, and not as replacement of nor equal to, financial measures prepared in accordance with GAAP. The Company’s management feels that these non-GAAP measures provide additional insights into the performance of the Company that they believe are helpful to investors and they also reflect how management analyzes certain Company performances and compares that performance against other Companies. A reconciliation of non-GAAP to GAAP measures is provided as part of the presentation.